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                                SUMMA FOUR, INC.

                                   EXHIBIT 21
                                  SUBSIDIARIES

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The following is a list of the Company's subsidiaries at March 31, 1997:
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                                                         Percentage of Voting
                                    Organized            Securities Owned
Name                                Under Laws of        By Summa Four, Inc.
----                                -------------        -------------------


Summa Four Limited                  United Kingdom             100%


Summa Four International            Barbados                   100%


Summa Four Pte., Limited            Singapore                  100%


Summa Four, Japan, Inc.             Delaware                   100%

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